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Gemini Genomics plc
162 Science Park
Milton Road
Cambridge CB4 OGH

                                                                    20 July 2000

Dear Sirs

INITIAL PUBLIC OFFERING OF AMERICAN DEPOSITARY SHARES ("ADSS") REPRESENTING ORDINARY SHARES OF 5 PENCE EACH (THE "ORDINARY SHARES") IN THE CAPITAL OF GEMINI GENOMICS PLC (THE "COMPANY")

1. We have acted as legal advisers in England and Wales to the Company (a public limited company incorporated under the laws of England and Wales) since at least December 1997 in connection with certain corporate matters.

2. We have assisted in the preparation of a Registration Statement on Form F-1, (the "Registration Statement") to be filed with the United States Securities and Exchange Commission ("the Commission"), relating to an initial public offering of ADSs representing Ordinary Shares of the Company.

3. Our opinion is limited to the laws of England and Wales in force at the date of this opinion. We express no opinion as to any other law and we have assumed that there is nothing in any other law which would affect our opinion as stated herein. In particular, we have made no investigation as to the laws of the State of New York or the federal laws of the United States of America as a basis for this opinion and do not express or imply any opinion thereon. This opinion is governed by and shall be construed in accordance with the laws of England and Wales.

4. For the purposes of giving this opinion, we have examined and relied upon the following documents:

       (i) a copy of the latest proof of the Registration Statement dated 23 June 2000;


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       (ii)   a copy of the Memorandum of Association of the Company, as certified by the Company Secretary of the Company on 8 June 2000 and a copy of the Articles of Association of the Company, as certified by the Company Secretary of the Company on 24 May 2000;

       (iii) copies of the following certificates issued by the Registrar of Companies:-

              (a) the Certificate of Incorporation of the Company under the name "Expand Venture plc";

              (b) the Certificate of Incorporation on change of name to "Phenomix plc";

              (c) the Certificate of Incorporation on change of name to "Gemini Holdings plc"; and

              (d) the Certificate of Incorporation on change of name to "Gemini Genomics plc",

              each such copy having been certified by the Company Secretary of the Company on 24 May 2000;

       (iv) a copy of the Certificate of Continued Existence in respect of the Company issued by the Registrar of Companies on 20 June 2000;

       (v) a copy of the resolution of the shareholders of the Company passed at an extraordinary general meeting of the Company held on 17 March 2000, as certified by the Company Secretary of the Company on 24 May 2000;

       (vi) copies of all relevant minutes of the meetings of directors and shareholders of the Company as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, as certified by the Company Secretary of the Company on 24 May 2000 and 21 June 2000;

       (vii) the letter dated 19 June 2000 from the Company Secretary of the Company addressed to us in respect of factual and other matters contained in this opinion; and

       (viii) the microfiche file in respect of the Company delivered to us by the Registrar of Companies on 14 July 2000.

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5.     In rendering this opinion, we have assumed, without search or enquiry:

       (i) the genuineness of all signatures and seals on all documents, the completeness and authenticity of all documents submitted to us as originals and the conformity to, and completeness and authenticity of, the originals of all documents submitted to us as copies or filed with the Registrar of Companies;

       (ii) that the information disclosed by the microfiche files obtained from the Registrar of Companies as referred to in paragraph 4(viii) above, and by telephone by the Central Registry of winding-up petitions on 14 July 2000, in relation to the Company was then complete, up to date and has not since then been altered, amended or added to and that no petition for a winding-up order or for an administration order in respect of the Company has been presented in any court in England and Wales and that no receiver, administrative receiver, administrator or liquidator has been appointed in respect of the Company; and

       (iii) that the Company was or will be at the time of entering into the Agreement able to pay its debts (within the meaning of Section 123 Insolvency Act 1986) and did or will not by incurring liabilities thereunder become unable so to do.

6. On the basis of the above assumptions and subject to the qualifications set out below, we are of the opinion that:

       (i) the Company is duly organised and is a validly existing company under the laws of England and Wales, with corporate powers adequate for the conduct of its business as described in the Registration Statement;

       (ii) the Ordinary Shares represented by ADSs to be issued by the Company have been duly and validly authorised for issuance and, when such Ordinary Shares are allotted and payment is duly made in accordance with the terms of the underwriting agreement to be made between the Company, SG Cowen Securities Corporation and Chase Securities Inc, (the "Underwriting Agreement") will be validly authorised and legally issued, fully paid and not subject to call for the payment of further capital; and

       (iii) the statements set forth in the Registration Statement under the caption "Taxation" on pages 71 to 78 of the Registration Statement (insofar as they relate to the UK tax consequences of the purchase, ownership and disposition of Ordinary Shares or ADSs) are accurate in all material

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              respects and nothing has been omitted from such statements which would make the same misleading in any material respect.

7.     The qualifications to which this opinion is subject are as follows:-

       (a) the search of the microfiche files obtained from the Registrar of Companies referred to in paragraph 4(viii) above is not conclusively capable of revealing whether or not:

              (i) a winding-up order has been made or a resolution passed for the winding-up of the Company; or

              (ii) an administration order has been made in respect of the Company; or

              (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of the Company,

              since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche files of the Company immediately. In addition, these searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented;

       (b) the enquiry at the Central Registry of winding-up petitions referred to in paragraph 5(ii) above relates only to a compulsory winding-up and is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since there is a delay between the presentation of a petition and the date when details of the petition are entered on the records of the Central Registry of winding-up petitions and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.

8. This opinion is given as of the date set forth above and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention of any changes in law which may hereafter occur.

9. This opinion is addressed to you personally. It may not be disclosed (in whole or in part) to any other party without our express written consent.

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10.    This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Underwriting Agreement or otherwise.

11. Any proceedings arising out of or in connection with this opinion against this firm shall be brought in the courts of England and Wales.

12. We hereby consent to the filing with the Commission of this letter as an exhibit to the Registration Statement, the inclusion of our opinion in the Registration Statement and the reference to us in the Registration Statement under the captions "Taxation", "Legal Matters" and "Service of Process and Enforcement of Foreign Judgments". In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.


Yours faithfully


/s/ Michael Draper
for and on behalf of
CMS CAMERON MCKENNA






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